EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between
SHERWOOD VALVE PRODUCTS, INC.
and
TAYLOR-WHARTON INTERNATIONAL LLC
June 18, 2015

TABLE OF CONTENTS
Page
1.	SALE AND TRANSFER OF MEMBERSHIP INTERESTS		1
	1.1	Membership Interests	1
	1.2	Purchase Price	1
	1.3	Closing Statement	2
	1.4	Post-Closing Adjustment	2
	1.5	Tax Treatment; Purchase Price Allocation	4
	1.6	Escrow Amount	5

2.	REPRESENTATIONS AND WARRANTIES REGARDING THE SOLE MEMBER		5
	2.1	Authorization	5
	2.2	No Violation	6
	2.3	Membership Interests	6
	2.4	Governmental Consent, etc.	6

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		6
	3.1	Organization and Power	7
	3.2	No Subsidiaries	7
	3.3	Equity Interests	7
	3.4	Authorization; No Breach	7
	3.5	Financial Statements	8
	3.6	No Material Adverse Change	9
	3.7	Absence of Certain Developments	9
	3.8	Title and Condition of Properties	10
	3.9	Taxes	12
	3.10	Contracts	13
	3.11	Proprietary Rights	15
	3.12	Litigation; Proceedings	15
	3.13	Brokerage	16
	3.14	Governmental Consent, etc.	16
	3.15	Employee Benefit Plans	16
	3.16	Insurance	18
	3.17	Affiliated Transactions	18
	3.18	Compliance with Laws	19
	3.19	Environmental Matters	19
	3.20	Absence of Undisclosed Liabilities	21
	3.21	Products Liability	21
	3.22	Customers and Suppliers	22
	3.23	Licenses and Permits	22
	3.24	Inventories	22
	3.25	Business Books and Records	23
	3.26	Labor and Employee Matters	23
	3.27	Asset Distribution	24
	3.28	Title to and Condition of Assets	24

i

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24
	4.1	Corporate Organization and Power	24
	4.2	Authorization	24
	4.3	No Violation	25
	4.4	Litigation	25
	4.5	CONDITION OF TANGIBLE ASSETS	25
	4.6	Brokerage	25
	4.7	Governmental Consent, etc.	25
	4.8	Investment Representations	25

5.	[INTENTIONALLY OMITTED]		26

6.	[INTENTIONALLY OMITTED]		26

7.	[INTENTIONALLY OMITTED]		26

8.	[INTENTIONALLY OMITTED]		26

9.	CLOSING TRANSACTIONS		26

	9.1	The Closing	26
	9.2	Actions to Be Taken at the Closing	26
	9.3	Closing Deliveries	27

10.	INDEMNIFICATION		29
	10.1	Indemnification by the Sole Member	29
	10.2	Indemnification by the Purchaser	29
	10.3	Losses	30
	10.4	Method of Asserting Claims	31
	10.5	Adjustments	32
	10.6	Limitations	32
	10.7	Manner of Payment	34
	10.8	Remedies	34
	10.9	Continued Performance	34

11.	[INTENTIONALLY OMITTED]		34

12.	ADDITIONAL AGREEMENTS		34
	12.1	Survival	34
	12.2	Press Release and Announcements	35
	12.3	Expenses	35
	12.4	Use of Name	35
	12.5	Tax Matters	35
	12.6	Directors’ and Officers’ Liability	37
	12.7	Employees and Employee Benefit Plans	38
	12.8	LPG Business Restriction	39
	12.9	Title Report	40
	12.10	Sole Member Representation	40
	12.11	Release and Waiver	40

	12.12	Confidentiality	40
	12.13	Warranty Covenant	41

13.	DEFINITIONS		41
	13.1	Definitions	41
	13.2	Cross-Reference of Other Definitions	48

14.	MISCELLANEOUS		50
	14.1	Amendment and Waiver	50
	14.2	Notices	50
	14.3	No Third Party Beneficiaries	51
	14.4	No Strict Construction	51
	14.5	Captions	52
	14.6	Complete Agreement	52
	14.7	Counterparts	52
	14.8	Governing Law; Consent to Forum	52
	14.9	Binding Effect	52
	14.10	Rules of Construction	52
	14.11	Specific Performance	53

EXHIBITS
Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Transition Services Agreement
Exhibit C	—	Form of Cooperation Agreement
Exhibit D	—	Distribution Agreement
Exhibit E	—	Form of Sales Agent Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of June 18, 2015 (this “Agreement”), by and between Sherwood Valve Products, Inc., an Ohio corporation, and wholly-owned subsidiary of Mueller Industries, Inc. (the “Purchaser”), and Taylor-Wharton International LLC, a Delaware limited liability company (the “Sole Member”).
W I T N E S S E T H:
WHEREAS, the Sole Member owns all of the issued and outstanding equity interests (the “Membership Interests”) of Sherwood Valve LLC, a Delaware limited liability company (the “Company”);
WHEREAS, prior to the date hereof, the Company made a distribution (the “Asset Distribution”) to the Sole Member of all of the LP Gas Valves for which the manufacturing process has been completed (“LP Gas Valve Finished Valve Inventory”), as well as related drawings, specifications and other intangible assets related thereto, as more specifically described in the Distribution Agreement attached as Exhibit D hereto (together, the “Distributed Assets”);
WHEREAS, prior to the transactions contemplated hereby, the Sole Member and the Company shall enter into an agreement providing that, among other things, the Company shall provide assistance in, and act as the agent of, the Sole Member with respect to the sale of the Finished Valve Inventory after the date hereof, which Sales Agent Agreement is attached hereto as Exhibit E (the “Sales Agent Agreement”); and
WHEREAS, on the terms and subject to the conditions of this Agreement, the Purchaser desires to acquire from the Sole Member, and the Sole Member desires to sell to the Purchaser, all of the Membership Interests.
NOW, THEREFORE, the parties agree as follows:
1.  SALE AND TRANSFER OF MEMBERSHIP INTERESTS
1.1            Membership Interests.  Subject to the terms and conditions of this Agreement, at the Closing, the Sole Member agrees to sell and transfer the Membership Interests to the Purchaser, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws, and the Purchaser agrees to purchase the Membership Interests from the Sole Member.
1.2            Purchase Price.  The aggregate purchase price for the Membership Interests to be delivered by the Purchaser at the Closing shall be an amount equal to (a) Twenty-Five Million and 0/100 Dollars ($25,000,000) (the “Base Purchase Price”), plus (b) the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a positive number, minus (c) the absolute value of the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a negative number, minus (d) the Estimated Unpaid Transaction Expenses, minus (e) the Closing Date Indebtedness (the sum of clauses (a) through (e), the “Closing Purchase Price”), minus (f) the Indemnification Escrow Amount, minus (g) the Purchase Price Adjustment Escrow

Amount (the sum of the Closing Purchase Price and clauses (f) and (g), the “Closing Date Payment”).
1.3            Closing Statement.
(a)            Prior to the date hereof, the Company has delivered to the Purchaser a statement setting forth its good faith estimates of the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), the Estimated Closing Adjustment, the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) and the Closing Date Indebtedness, and a calculation of the Closing Purchase Price based on the estimates of such amounts (the "Estimated Closing Statement").
(b)            At the Closing, the Company shall deliver, or cause to be delivered, appropriate payoff and termination letters from the applicable secured parties or other holders of any of the Closing Date Indebtedness, in form and substance reasonably acceptable to the Purchaser, evidencing, among other things, the release of any Liens on the Assets of the Company utilized to secure any of the Closing Date Indebtedness upon payment of the Closing Date Indebtedness.
1.4            Post-Closing Adjustment.
(a)            Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Sole Member a statement setting forth its calculation of the Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), the Closing Adjustment, the Unpaid Transaction Expenses and the Closing Date Indebtedness, and a calculation of the Final Purchase Price based on such amounts (the "Closing Statement").
(b)            Post-Closing Escrow Payments.
(i)            The post-closing adjustment shall be an amount equal to the Final Purchase Price minus the Closing Purchase Price (the “Post-Closing Adjustment” and together with the Closing Statement, the “Post-Closing Deliveries”).  If the Post-Closing Adjustment is a positive number, (A) the Purchaser shall pay to the Sole Member an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds to one (1) or more accounts designated by the Sole Member (without deduction or set-off of any kind), and (B) the Sole Member and the Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Sole Member the funds in the Purchase Price Adjustment Escrow Account.

(ii)            If the Post-Closing Adjustment is a negative number, the Sole Member and the Purchaser shall deliver a joint written instruction to the Escrow Agent to pay to the Purchaser the absolute value of such difference (the “Shortfall Amount”) by wire transfer of immediately available funds to one (1) or more accounts designated by the Purchaser to the Sole Member, and (A) in the event the Shortfall Amount exceeds the amount of funds available in the Purchase Price Adjustment Escrow Account (such excess, the “Shortfall Excess Amount”), the Sole Member shall pay to the Purchaser the Shortfall Excess Amount by wire transfer of immediately available funds to one (1) or more accounts designated by the Purchaser to the Sole Member, and (B) in the event that the funds available in the Purchase Price Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), the Sole Member and the Purchaser shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.4(b)(ii), deliver joint written instructions to the Escrow Agent to pay to the Sole Member the Escrow Excess Amount.
(c)            During the period of the preparation of the Post-Closing Deliveries and the Resolution Period (as defined below) and continuing until any dispute pursuant to this Section 1.4 is finally resolved as set forth herein, the Purchaser shall, upon reasonable prior written request, cause the Company to (i) provide the Sole Member and its authorized representatives with reasonable access to the books and records of the Company related to the preparation of the Post-Closing Deliveries during the normal business hours of the Company and (ii) provide reasonable cooperation to the Sole Member and its authorized representatives, including the provision on a timely basis of all information reasonably necessary in connection with analyzing the Post-Closing Deliveries; provided, in each case, that such access or cooperation does not unreasonably interfere with the conduct of the Company’s business.
(d)            After receipt of the Post-Closing Deliveries, the Sole Member shall review the Post-Closing Deliveries and no later than twenty (20) Business Days after receipt by the Sole Member of the Post-Closing Deliveries (the “Dispute Period”), the Sole Member shall notify the Purchaser in writing that (i) the Sole Member agrees with the Closing Statement and the Post-Closing Adjustment (an “Approval Notice”) or (ii) the Sole Member disagrees with such calculations, identifying with reasonable specificity the items with which the Sole Member disagrees (a “Dispute Notice”).  Upon receipt by the Purchaser of a Dispute Notice, the Purchaser, on the one hand, and the Sole Member and the Sole Member’s accountants, on the other hand, will use good faith efforts during the twenty (20)-Business Day period following the date of receipt by the Purchaser of a Dispute Notice (the “Resolution Period”) to resolve any differences they may have as to the amounts set forth in the Closing Statement and/or the calculation of the Post-Closing Adjustment. If the Purchaser and the Sole Member cannot reach written agreement during the Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute (the “Remaining Disputes”), shall be promptly submitted to the Tennessee office of PricewaterhouseCoopers (the “Independent Accountant”), which firm shall conduct such additional review as is necessary to resolve the specific Remaining Disputes referred to it.  Each of the Sole Member and the Purchaser will cooperate with the Independent Accountant to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by such party to prepare and/or calculate the Closing Statement, the Post-Closing Adjustment and the Remaining Disputes, making its personnel and accountants available to explain any such information, data or work papers and submitting such party’s proposed calculations of the Closing Statement and the Post-Closing Adjustment. Based upon such review and other information from the parties and their respective accountants that the Independent Accountant may reasonably request, the Independent Accountant shall determine the Closing Statement and the Post-Closing Adjustment strictly in accordance with the terms of this Section 1.4, the Net Working Capital Schedule and the Company’s past practices, in each case, to the extent consistent with GAAP (the “Independent Accountant Determination”); provided, that such Independent Accountant Determination of the Post-Closing Adjustment shall be equal to or between the amount of the Post-Closing Adjustment proposed by each of the Purchaser and the Sole Member, as adjusted for any differences resolved by the Sole Member and the Purchaser prior to the submission of the Remaining Disputes to the Independent Accountant. Such Independent Accountant Determination shall be completed as promptly as practicable and if possible no later than thirty (30) days following the submission of the Remaining Disputes to the Independent Accountant, shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, the Sole Member and the Purchaser for purposes of this Section 1.4, except to correct manifest clerical or mathematical errors.
(e)            The fees and expenses of the Independent Accountant shall be allocated between the Sole Member and the Purchaser, based upon the percentage that the amount not awarded to the Sole Member or the Purchaser pursuant to Section 1.4(d) bears to the amount actually contested of the Remaining Disputes by the Sole Member or the Purchaser, as applicable.
(f)            On the fifth (5th) Business Day after the earliest of (i) the receipt by the Purchaser of an Approval Notice, (ii) the expiration of the Dispute Period if the Purchaser has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by the Sole Member and the Purchaser of all differences regarding the Closing Statement and the Post-Closing Adjustment within the Resolution Period and (iv) the receipt of the Independent Accountant Determination in accordance with Section 1.4(d), the Post-Closing Adjustment shall be paid as set forth in Section 1.4(b).
1.5            Tax Treatment; Purchase Price Allocation. For U.S. federal income Tax purposes the acquisition and sale of the Membership Interests will be treated as an acquisition, by purchase, of all the assets of the Company.  The Purchaser shall prepare a purchase price allocation schedule (the “Allocation”) allocating the Purchase Price (and all other capitalized costs and any other items treated as additional purchase price for U.S. federal income Tax purposes) among the various categories of assets of Company in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate). The Purchaser shall submit the Allocation to the Sole Member for its review, comment and approval following the Closing Date. If the Sole Member notifies the Purchaser that the Sole Member is disputing the Allocation within ten (10) days following the Sole Member’s receipt of the Allocation, the Sole Member and the Purchaser shall mutually negotiate the Allocation in good faith.

1.6            Escrow Amount.  The (i) funds in the Purchase Price Adjustment Escrow Account shall be available to satisfy any amounts payable to the Purchaser pursuant to Section 1.4(b), and (ii) funds in the Indemnity Escrow Account shall be available to satisfy any Losses for which indemnification is provided by the Sole Member in accordance with and subject to the terms and conditions of Article 10. The Escrow Agent shall hold the funds in the Purchase Price Adjustment Escrow Account and Indemnity Escrow Account as security for any such obligations of the Sole Member and shall, (i) within 5 Business Days of the final and undisputable determination of the Post-Closing Adjustment pursuant to Section 1.4, pay such amounts from the Purchase Price Adjustment Escrow Account as set forth in Section 1.4 to the Purchaser and Sole Member, as applicable, (ii) on the Title Indemnity Escrow Release Date, pay to the Sole Member, a portion of the funds remaining in the Indemnity Escrow Account equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), less an amount equal to any pending claims pursuant to Section 10.1(i), (iii) on the Initial Indemnity Escrow Release Date, pay to the Sole Member, a portion of the funds remaining in the Indemnity Escrow Account equal to One Million Seven Hundred and Fifty Thousand and 00/100 Dollars ($1,750,000), less an amount equal to any pending claims pursuant to Article 10 and (iv) on the Final Indemnity Escrow Release Date, pay to the Sole Member the amount of funds remaining in the Indemnity Escrow Account (if any), less any portion thereof that is subject to any pending claim pursuant to Article 10. Unless specified otherwise in the relevant provision, promptly upon any Person becoming entitled to release of amounts from the Indemnification Escrow Account pursuant to this Section 1.6 or Article 10 or the Escrow Agreement, the Sole Member and the Purchaser shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to so release such amounts.  The Purchaser shall be the owner of the funds in the Indemnification Escrow Account for U.S. federal income Tax purposes. All fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be paid by the Purchaser.
2.            REPRESENTATIONS AND WARRANTIES REGARDING THE SOLE MEMBER
As an inducement to the Purchaser to enter into this Agreement, the Sole Member hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule (it being understood that (x) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting, representations, warranties, or covenants of the Sole Member, (y) any fact or item which is disclosed on any Section of the Disclosure Schedule shall be deemed disclosed on each other Section or Sections of the Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Section or Sections is reasonably apparent in the disclosure on the face of such first Section of the Disclosure Schedule, notwithstanding the omission of a reference or cross‑reference thereto, and (z) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event or circumstance or an admission of any liability or obligation to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect):
2.1            Authorization.  The Sole Member is validly existing and in good standing under the laws of the state of Delaware and has the requisite limited liability company power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and each of the Related Documents to which it is a party.  This Agreement and the Related Documents to which the Sole Member is a party have been duly executed and delivered by the Sole Member and this Agreement and the Related Documents to which the Sole Member is a party constitute valid and binding obligations of the Sole Member enforceable against the Sole Member in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.
2.2            No Violation.  The execution, delivery and performance of this Agreement and the Related Documents to which the Sole Member is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, or (b) constitute a default under, result in a violation of, or cause the acceleration or imposition of any obligation under, the provisions of any Contract to which the Sole Member is bound or affected, any Law or any order, judgment or decree of any court or other governmental or regulatory authority to which the Sole Member is subject or the provisions of its Constituent Documents.
2.3            Membership Interests.  The Sole Member has good and marketable title to the Membership Interests, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws and the Operating Agreement (which shall be terminated at the Closing).  The sale and transfer of the Membership Interests by the Sole Member to the Purchaser will vest title to the Membership Interests in the Purchaser, free and clear of any Liens, limitations or restrictions of any nature whatsoever (other than transfer restrictions under applicable federal and state securities laws).
2.4            Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required of the Sole Member in connection with the execution, delivery or performance of this Agreement or any Related Documents to which the Sole Member is a party, or the consummation by the Sole Member of any of the transactions contemplated hereby and thereby.
3.            REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
As an inducement to the Purchaser to enter into this Agreement, the Sole Member hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule (it being understood that (x) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting, representations, warranties, or covenants of the Sole Member, (y) any fact or item which is disclosed on any Section of the Disclosure Schedule shall be deemed disclosed on each other Section or Sections of the Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Section or Sections is reasonably apparent in the disclosure on the face of such first Section of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto, and (z) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event or circumstance or an admission of any liability or obligation to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect):

3.1            Organization and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is qualified to do business as a foreign company and is in good standing in all jurisdictions in which the ownership of the Company’s properties or the conduct of the Company’s business requires the Company to be so qualified, except where the failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate together with all other such failures, a Material Adverse Effect.  The Company has all requisite limited liability company power and authority and all material licenses, material permits and other material authorizations necessary to own and operate its properties and to carry on its businesses as now conducted.  The copies of the Constituent Documents of the Company, which have been furnished to the Purchaser, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.
3.2            No Subsidiaries.  The Company does not, directly or indirectly, own, or have any interest in, any shares or other equity interest of any other Person.
3.3            Equity Interests.  As of the date hereof, the outstanding equity interests of the Company consist solely of the Membership Interests owned by the Sole Member and, upon the Closing, the Purchaser shall own all of the equity interests of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any equity interests.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members of the Company on any matter.  There are no capital appreciation rights, securities with participation rights or features or similar obligations and commitments of the Company. There are no outstanding or authorized Options of any character relating to the equity interests of the Company or obligating the Sole Member or the Company to issue or sell any equity interests of, or any other interest in, the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests and there are no voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting or transfer of the equity interests of the Company.
3.4            Authorization; No Breach.  The execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or the Related Documents to which it is a party.  This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company thereof shall each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the Related Documents (to which it is a party) by the Company and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate or result in any breach of or constitute a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of, any of the provisions of, (ii) constitute a default under, result in a violation of, or cause the acceleration, modification or imposition of any obligation under, (iii) result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of the Company or any Lien upon the Membership Interests under, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, (A) the provisions of the Company’s Constituent Documents, (B) any Contract by which the Company is bound or (C) any Law or Order to which the Company is subject or by which any of the Company’s respective Assets are bound, except, in the case of clause (B) above (other than in respect of clause (iii) above)), for any such matter that would not have or would not reasonably be expected to have, individually or in the aggregate together with all other such matters, a Material Adverse Effect.
3.5            Financial Statements.
(a)            The Company has furnished the Purchaser with copies of the following:
(i)            the audited balance sheets of the Company for the years ended December 31, 2012, December 31, 2013, and December 31, 2014, and the related audited statements of income, retained earnings and cash flows for the fiscal years then ended (the “Audited Financial Statements”); and
(ii)            the unaudited balance sheet of the Company as of April 30, 2015 (the “Latest Balance Sheet”, and together with the Audited Financial Statements, the “Company Statements”).
(b)            Each of the Company Statements has been based upon the information contained in the Company’s books and records and fairly presents the financial condition, cash flows and results of operations of the Company as of the times and for the periods referred to therein, has been prepared in accordance with GAAP, except, in the case of the Latest Balance Sheet, for normal year-end adjustments, the absence of footnotes and as otherwise noted therein, and can be reconciled with the books and records of the Company and the financial statements and the financial records maintained, and the accounting methods applied, by the Sole Member.
(c)            The Company has devised and maintains systems of internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Such accounting controls of the Company are, and for the past three (3) completed fiscal years of the Company have been, sufficient, in all material respects, to provide reasonable assurances that (i) all material transactions are executed in accordance with the Company management’s general or specific authorization and are properly reflected in the Company’s financial statements in accordance with GAAP, and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the accounting principles, methods and practices used in preparing the Sole Member’s audited financial statements, applied on a consistent basis and in accordance with GAAP.

(d)            Closing Amounts.
(i)            Schedule 3.5(d)(i) sets forth a complete and accurate description of the Closing Date Indebtedness.
(ii)            Schedule 3.5(d)(ii) sets forth a complete and accurate description of the Unpaid Transaction Expenses.
3.6            No Material Adverse Change.  Since December 31, 2014 through the date hereof, there has been no event that has had or would reasonably be expected to have, individually or together with any other events, taken as a whole, a Material Adverse Effect.
3.7            Absence of Certain Developments.  Except as set forth on the “Absence of Certain Developments Schedule” attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, the Company has not:
(a)            borrowed or agreed to borrow any money in excess of $150,000;
(b)            discharged or satisfied, or agreed to discharge or satisfy, any material Lien or paid any material Liability, other than current Liabilities paid in the Ordinary Course of Business or Closing Date Indebtedness;
(c)            mortgaged, pledged or subjected to any Lien any portion of its Assets, except for Permitted Liens;
(d)            sold, assigned or transferred, or agreed to sell, assign or transfer, any of its Assets except in the Ordinary Course of Business or canceled without fair consideration any material debts or claims owing to or held by it;
(e)            sold, assigned, transferred, abandoned or permitted to lapse any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;
(f)            made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees with an individual salary of each such employee in excess of $150,000 per year, except for bonuses included in Closing Date Indebtedness to be paid at Closing;

(g)            made, or agreed to make, any (x) capital expenditures or capital commitments in excess of $150,000, in the aggregate, or (y) additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

(h)            made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any Person, except in the Ordinary Course of Business;
(i)            suffered any damage, destruction or casualty loss to any material Assets;
(j)            made, or agreed to make any change in any method of accounting or accounting practice of the Company;
(k)            materially adopted or amended any Employee Benefit Plan;
(l)            instituted or been the subject of any pending or threatened action, claim, complaint, proceeding, suit or investigation that is or was material to the Company;
(m)            entered into any material agreement to settle any pending or threatened claim in any jurisdiction;
(n)            defaulted on any obligation having a value in excess of $150,000;
(o)            declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any membership interests or other securities;
(p)            incurred any obligation or liability for the payment of severance benefits, except in the Ordinary Course of Business; or
(i)            entered into any agreement or made any commitment to do any of the foregoing.
3.8            Title and Condition of Properties.
(a)            The “Owned Real Property Schedule” attached hereto as Schedule 3.8(a) contains a complete list of all real property owned by the Company (individually, the “Owned Real Property”).  Except as set forth on the Owned Real Property Schedule, with respect to each parcel of Owned Real Property: (i) the Company owns fee simple title to each such parcel of Owned Real Property, free and clear of all Liens except for Permitted Liens; (ii)(A) to the Sole Member’s Knowledge, there is no existing, and (B) the Company has not received any written notice of any, breach or default by any party under any easements or restrictive covenants affecting the Real Property which breach or default has not yet been cured, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by any party under any easement or restrictive covenants affecting the Real Property which breach or default has not yet been cured, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) there are no outstanding options or rights of first offer or refusal to purchase, lease, possess, occupy, obtain title to, or use in any manner any portion of, or interest in, such parcel of Owned Real Property.

(b)            The leases described on the “Leases Schedule” attached hereto as Schedule 3.8(b) (individually, a “Lease”, and collectively, the “Leases”) are valid, binding, and in full force and effect, enforceable in accordance with their terms, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth on the Leases Schedule.  The Leases constitute all of the leases under which the Company holds a leasehold or other interest to occupy real property.  The Company has furnished to the Purchaser complete and accurate copies of each of the Leases and other agreements relating thereto (including, without limitation, guarantee agreements), and none of the Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies of the Leases furnished to the Purchaser and described on the Leases Schedule.  Neither (i) the Company nor, (ii) to the Sole Member’s Knowledge, any other party to a Lease, is in material default under such Lease or has sent or received written notice of any material default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material default, or permit the termination, modification or acceleration of rent under such Lease. No Lease is subject to any material defenses, setoffs, or counterclaims for the benefit of any landlord, sublandlord, licensor, or any similar Lease counterparty. To the Sole Member’s Knowledge, all improvements, alterations, and other work required to be performed by any landlord, sublandlord, licensor, or any similar Lease counterparty pursuant to any Lease (including, without limitation, any such work related to the Company’s initial occupancy thereunder), or any cost thereof to be reimbursed incident to such work, have been performed or reimbursed, as applicable.
(c)            The Owned Real Property and the real estate listed on the Leases Schedule and demised by the Leases (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”) constitute all of the real estate used or occupied by the Company.  The Company has not received any written notice of any threatened or pending condemnation or eminent domain proceedings, lawsuits, claims, proceedings at law, or administrative or other actions, or of any casualty events, the loss of title, or any damage or destruction, in each case, relating to any parcel of Real Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has not received any written notice from any Governmental Authority of any public improvements or re-zoning measures or anything else that presently results in or will result in any material special assessments against, or other Material Adverse Effect or Material Adverse Change to, the Real Property.  Except as set forth on Schedule 3.8(a) and Schedule 3.8(b), none of the Real Property has any special flood hazards or is in a special flood hazard zone, in each case, within the meaning of the National Flood Insurance Act of 1968 (as now or hereinafter in effect or any successor act thereto), except for any Real Property for which flood insurance has been procured and is currently in place under the National Flood Insurance Act of 1968 (as now or hereinafter in effect or any successor act thereto).  Except as set forth on the Owned Real Property Schedule or on the Leases Schedule, there are no leases, subleases, licenses, occupancy agreements, concessions or other agreements to which the Company is a party granting to any other Person the right of use or occupancy of any portion of any parcel of Real Property.  To the Sole Member’s Knowledge, there is no violation of any Law relating to the ownership and/or operation, as applicable, of any of the Real Property or other Assets, except for any violations that would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms or conditions hereof, require the consent of any landlords, sublandlords, licensors, Governmental Authorities, or any other Person, including with respect to the direct or indirect transfer of any Real Property or Leases, except as set forth on Schedule 3.8(a) and Schedule 3.8(b).

3.9            Taxes.  Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.9 are the sole representations and warranties made with respect to Taxes.  Except as set forth on the “Tax Matters Schedule” attached hereto as Schedule 3.9:
(a)            the Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it through the Closing Date.  All such Tax Returns are true, correct and complete in all material respects and the Company has timely paid and discharged all Taxes shown as due on such Tax Returns;
(b)            the Company has withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected;
(c)            the Company has maintained documentation, including but not limited to sales and use tax resale or other exemption certificates, to demonstrate that no Tax was due where any Taxes apply but have not been collected due to available exemptions;
(d)            no requests for waivers of the time to assess any Taxes have been made that are still pending; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; and (iii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company;
(e)            there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company;
(f)            there is no material dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Authority in writing, or (ii) which are Known to the Sole Member;
(g)            the Company is not a party to or bound by any Tax allocation, sharing, or similar agreement, and the Company has no current contractual obligation to indemnify any other Person with respect to Taxes, other than pursuant to a Contract entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes;

(h)            the Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated federal income Tax Return, nor does the Company have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law;
(i)            the Company (i) has always been properly treated as an entity that is disregarded as an entity separate from its owner for federal Income Tax purposes under Treasury Regulation Section 301.7701-2(c)(2), and (ii) has never filed, or had filed on its behalf, an election to be treated as an association taxable as a corporation for income Tax purposes;
(j)            the Company has never been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations;
(k)            no Tax Return of the Company is under current examination by the IRS or by any state or foreign Taxing Authority; and
(l)            no claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Sole Member is any such assertion threatened.
3.10            Contracts.
(a)            Except as set forth on the “Contracts Schedule” attached hereto as Schedule 3.10(a) (collectively, the “Company Contracts”), the Company is not a party to or bound by any of the following:
(i)            Contract with any labor union;
(ii)            Contract relating to the borrowing of money or other indebtedness or to mortgaging, pledging or placing a Lien on any of the Company’s Assets;
(iii)            guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business;
(iv)            Contract with respect to the lending, contributing or investing of funds to or in other Persons;
(v)            license (excluding license of “off the shelf” software), royalty Contract or material Contract relating to Proprietary Rights, any of which individually requires a payment of $150,000 or more by or to the Company within a calendar year;

(vi)            lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, which individually requires a payment of $90,000 or more by or to the Company within a calendar year;
(vii)            lease or agreement under which it is lessor of or permits any third Person to hold or operate any property, real or personal, owned or controlled by it, which individually requires a payment of $150,000 or more by or to the Company within a calendar year;
(viii)            Contract or group of related Contracts with the same Person for the purchase or sale of products or services, which individually requires a payment of $150,000 or more by or to the Company within a calendar year;
(ix)            Contract that contains covenants or provisions that purport to (A) prohibit the Company from freely engaging in business or restrain the Company’s business activities anywhere in the world or with any Person, (B) directly or indirectly limit the Company’s ability to (x) sell any products or services of or to any other Person, (y) solicit any customer or employee, or (z) obtain products or services from any Person or (C) limit the ability of any Person to provide products or services to the Company;
(x)            Contract with any officer, director, manager, employee, member or any other similar Person, which individually requires a payment of $150,000 or more by or to the Company;
(xi)            Contract between the Company, on the one hand, and the Sole Member or any of its Affiliates, on the other hand;
(xii)            Contract which appoint a power of attorney on behalf of the Company that may not be revoked immediately upon notice by the Company;
(xiii)            Contract that relates to the acquisition or disposition of any business by the Company (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise);
(xiv)            Contract that would purport to apply to, or bind, either the Purchaser or any of its Affiliates (other than the Company) following the Closing;
(xv)            Contract to which the Company is a party that includes a “most favored nation” or comparable right in favor of any Person;
(xvi)            partnership, joint venture or limited liability company agreements to which the Company is a party;
(xvii)            Contract with any Material Supplier or Material Customer; or

(xviii)            any other Contract that is material to the Company’s business and is not terminable by the Company upon less than 90 calendar days’ written notice without material penalty or premium.
(b)            Except as specifically disclosed on Schedule 3.10(b), (i) the Company has performed all of the obligations required to be performed by it under the Company Contracts, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material breach or material default under any Company Contract and (iii) all such Company Contracts are valid, binding and enforceable against the Company and, to the Knowledge of the Sole Member, the other Persons party thereto in accordance with their respective terms (except that such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (B) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies), and are in full force and effect on the date hereof.  The Sole Member has furnished to the Purchaser or its representatives true and complete originals or copies of all of the Company Contracts.
3.11            Proprietary Rights.  Except for the Permitted Liens and as disclosed on the “Proprietary Rights Schedule” attached hereto as Schedule 3.11, the Company owns and possesses all right, title and interest in and to the material Proprietary Rights used in the operation of the business of the Company, which such Proprietary Rights are set forth on the Proprietary Rights Schedule.  Except as set forth on the Proprietary Rights Schedule, to the Sole Member’s Knowledge, the Company has not infringed or misappropriated any Proprietary Rights of any third Person. To the Sole Member’s Knowledge, the Company’s Proprietary Rights have not been infringed or misappropriated by any third Person, except for any such infringement that would not have or would not reasonably be expected to have, individually or in the aggregate together with all other such infringements, a Material Adverse Effect.  The Company has taken reasonably adequate measures to protect the confidentiality of all of its and their material trade secrets and confidential and proprietary information. The consummation of the transactions contemplated by this Agreement and the Related Documents will not prohibit the Company, the Purchaser or any of their respective Affiliates from using any Proprietary Right in the manner currently used by the Company.
3.12            Litigation; Proceedings.  Except as set forth on the “Litigation Schedule” attached hereto as Schedule 3.12, there are no material actions, suits, proceedings, Orders or investigations pending or, to the Sole Member’s Knowledge, threatened against the Company or any of its Assets, at law or in equity, or before or by any Governmental Authority. Except as set forth on the Litigation Schedule, the Company is not, and its assets, properties or rights are not, subject to any Order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, domestic or foreign, that would be material to the Company. Except as set forth on the Litigation Schedule, to the Sole Member’s Knowledge, no officer, director, employee or agent of the Company has been or is authorized to make or receive, and to the Sole Member’s Knowledge, no such Person has made or received, any bribe, kickback or other illegal payment on behalf of the Company at any time.
3.13            Brokerage.  Except as set forth on the “Brokers Schedule” attached hereto as Schedule 3.13, there are no claims or other obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract, arrangement or agreement made by or on behalf of the Company.
3.14            Governmental Consent, etc. Assuming the accuracy of the Purchaser’s representation and warranty in Section 4.8, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the Related Documents (to which the Company or the Sole Member, as applicable, is a party) by the Company or the Sole Member, or the consummation by the Company or the Sole Member of any of the transactions contemplated hereby or thereby.
3.15            Employee Benefit Plans.
(a)            Schedule 3.15(a)(i) of the Employee Benefits Schedule attached hereto contains a list of all Employee Benefit Plans in which any current or former employee of the Company, or any beneficiary or dependent thereof, currently participates or is eligible to participate.  Schedule 3.15(a)(ii) of the Employee Benefits Schedule separately identifies each Employee Benefit Plan that is an employment, change in control, severance or similar agreement that provides for the payment of any severance payments or benefits in connection with a termination of employment.  The Company has furnished true and correct copies of each Employee Benefit Plan, any related service or trust agreements or other funding instruments, the most recent IRS determination or prototype opinion letter, if applicable, summary plan descriptions and each Employee Benefit’s most recent financial statements and Form 5500 annual report (including attached schedules) to the Purchaser.
(b)            All Employee Benefit Plans have been administered, maintained and funded in form and operation, in all material respects in compliance with their terms and all applicable law, including the requirements of ERISA and the Code. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien on the assets of the Company under ERISA or the Code.
(c)            Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter or prototype opinion letter from the IRS to the effect that such Employee Benefit Plan meets the requirements of Code Section 401(a) and that its trust is exempt from tax under Code Section 501(a) and no events have occurred that could adversely affect such qualification or exemption or result in the imposition of any material Liability, penalty or tax under ERISA or the Code.

(d)            Except as set forth on Schedule 3.15(d) of the Employee Benefits Schedule, no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (i) there has been no failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (iv) no liability under Title IV of ERISA has been or is expected to be incurred by the Company; (v) PBGC has not instituted proceedings to terminate any such Employee Benefit Plan and, to the Knowledge of Seller, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Benefit Plan; and (vi) there has been no determination that any such Employee Benefit Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).  No Employee Benefit Plan is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(e)            No Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA.  None of the Company nor any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any “multiemployer plan” as defined in Section 3(37) of ERISA, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to the Company.
(f)            Except as set forth on Schedule 3.15(f) of the Employee Benefits Schedule, the Company does not have any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.  To the Knowledge of the Sole Member, there has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan to which such continuation coverage requirements apply.
(g)            Except as set forth on Schedule 3.15(g) of the Employee Benefits Schedule, no event has occurred and no condition exists that would subject the Company by reason of their affiliation with its ERISA Affiliates to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other Liability imposed by ERISA, the Code or other applicable Laws, in respect of any “employee benefit plan” maintained, sponsored, contributed to, or required to be contributed to, by any ERISA Affiliate (other than the Company).
(h)            Except as set forth on Schedule 3.15(h) of the Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits pursuant to Employee Benefit Plan; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Code Section 280G.
(j)            There are no pending or, to the Knowledge of the Sole Member, threatened actions, claims or lawsuits against or relating to the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.
(k)            Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) is and has been administered in compliance with Code Section 409A.
(l)            All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
3.16            Insurance.  The “Insurance Schedule” attached hereto as Schedule 3.16 lists each bond and insurance policy maintained by the Company.  The Company has furnished to the Purchaser complete and correct copies of all such policies, together with all riders and amendments thereto.  All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and the Company is not in material default with respect to its obligations under any such policy.  There is no material claim by the Company (or by the Sole Member) pending under any of such policies as to which coverage has been denied or disputed by the issuers of such policies. The policies maintained in connection with the Company’s business are reasonably adequate in accordance with industry standards and the requirements of any applicable Leases.

3.17            Affiliated Transactions.  Except as set forth in the “Affiliated Transactions Schedule” attached hereto as Schedule 3.17, no officer, director, stockholder, member or Affiliate of the Company, or to the Sole Member’s Knowledge, any Person related by blood or marriage to any such Person, or any Person in which any such Person owns any beneficial interest, is a party to any Contract with the Company or owns any property used in the operation of the business of the Company.

3.18            Compliance with Laws.  The Company is in compliance with all applicable Laws of Governmental Authorities which apply to the Company or to which the Company may otherwise be subject, and the Company has not received written notice of any violation of any such Law and is not subject to, or in default with respect to, any Order of any Governmental Authority or arbitrator, domestic or foreign, applicable to the business of the Company, the Company or any of its Assets, properties or operations, except in each case:  (a) any such violation that has been corrected and which occurred at least three years prior to the date hereof; (b) any such violations that are not material to the Company; or (c) any such violations that are set forth on the “Compliance Schedule” attached hereto as Schedule 3.18.
3.19            Environmental Matters.
(a)            As used in this Section 3.19, the following terms shall have the following meanings:
(i)            “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person against the Sole Member or the Company alleging actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials, at any location, whether or not owned or operated by the Sole Member or the Company or (b) circumstances forming the basis of any violation or alleged violation by the Sole Member or the Company of any Environmental Law.
(ii)            “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment, (including ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, and (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.
(iii)            “Hazardous Materials” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, radioactive materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, or mold.

(iv)            “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, surface water, groundwater and surface or subsurface strata), including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.
(b)            Except as disclosed on the “Environmental Matters Schedule” attached hereto as Schedule 3.19, the Company’s operation of its business, including at or from all real estate owned, leased or operated by the Company, and the operation of its Assets, are in compliance, and have been in compliance, in all material respects, with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession of all Permits required or necessary under all Environmental Law, and compliance with the terms and conditions thereof).  No notice, demand, or claim has been received by or served on the Company from any Person claiming or asserting any violation by the Company of or Liability of the Company under Environmental Laws, or demanding from the Company payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources and there are no circumstances or conditions at any properties owned, leased, operated or used by the Company or resulting from the Group Company’s operations that could reasonably be expected to result in noncompliance with any Environmental Laws or prevent or interfere with full compliance with Environmental Laws in the future.  Without in any way limiting the generality of the foregoing, except as specifically identified in the Environmental Matters Schedule: there are no underground storage tanks located at, on, in or under any property owned, leased, operated or used by the Company; the Company has no liability for any on-site or off-site locations where it has stored, disposed or arranged for the disposal of Hazardous Materials; and, to the Sole Member’s or the Company’s Knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Company.
(c)            There is no material Environmental Claim pending or, to the Sole Member’s or the Company’s Knowledge, threatened against the Sole Member or the Company or against any Person whose liability for any such Environmental Claim any of the Sole Member or the Company has retained or assumed either contractually or by operation of law, and all past Environmental Claims have been finally and fully resolved.  To the Sole Member’s or the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim against the Company, or against any Person whose liability for any Environmental Claim any of the Sole Member or Company has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law.

(d)            The Sole Member and Company have provided to Purchaser complete and correct copies of all studies, audits, assessments, reports, data, memoranda and investigations, and other information relating to Hazardous Materials or environmental matters pertaining to or the environmental condition of the properties or business of the Company, or the compliance (or noncompliance) by the Company with applicable Environmental Laws, undertaken or prepared in the past five (5) years.

(e)            Neither the Sole Member nor the Company is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any permit required or necessary for the Company’s operations or business under Environmental Law, except to the extent necessary to transfer any such permits to the Purchaser.
3.20            Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.20, the Company has no Closing Date Indebtedness or Liability, absolute or contingent, except for (x) Closing Date Indebtedness or (y) Liabilities (i) reflected in the Latest Balance Sheet, (ii) that were incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business or (iii) that would not have or would not reasonably be expected to have a Material Adverse Effect.  No claim may be brought for breach or inaccuracy of this Section 3.20 with respect to Taxes, Environmental Matters or Products Liability, which are address exclusively by Sections 3.9, 3.19 and 3.21, respectively.
3.21            Products Liability.
(a)            Except as set forth on Schedule 3.21, (i) there is no action, suit, proceeding or investigation before any Governmental Authority pending, or to the Knowledge of the Sole Member, threatened against the Company involving any products manufactured, produced, distributed or sold by or on behalf of the Company and/or in connection with the business of the Company (including any parts or components) (collectively, “Products”), resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations, or any release of or exposure to Hazardous Materials from any such Products (collectively, “Product Liability Lawsuits”); (ii) there has not been, within the past 12 months, any accident, happening or event which takes place at any time which was caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss (an “Occurrence”); and (iii) there has not been, within the past 12 months, any Product rework or retrofit conducted by or on behalf of the Company.
(b)            Except as set forth on Schedule 3.21, to the Sole Member’s Knowledge, each Product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. To the Sole Member’s Knowledge, no Product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth on Schedule 3.21. Except as set forth on Schedule 3.21, the Sole Member has no obligation to any Person to maintain, modify, improve or upgrade any of the Products.

(c)            Except as set forth on Schedule 3.21, to the Sole Member’s Knowledge, the Company has no material Liability (and there is no basis for any present or future proceeding against any the Company giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Company.
3.22            Customers and Suppliers.
(a)            As of the date hereof, Schedule 3.22(a) sets forth a list of the ten (10) largest customers of the Company (based on the Company’s revenues for the twelve month period ended March 31, 2015) (the “Material Customers”). Except as described on Schedule 3.22(a), since March 31, 2014 and through the date hereof, there has been no material dispute by any Material Customer, and there has been no termination or notice of termination by any Material Customer, with respect to such Material Customer’s Contract or business relationship with the Company, nor, to the Knowledge of the Sole Member, has any Material Customer threatened to so terminate their contract(s) or business relationship with the Company.
(b)            As of the date hereof, Schedule 3.22(b) sets forth a list of the twenty (20) largest suppliers of the Company for the twelve month period ended March 31, 2015 (the “Material Suppliers”). Except as described on Schedule 3.22(b), since March 31, 2014 and through the date hereof, there has been no material dispute by any Material Suppliers, and there has been no termination or notice of termination by any Material Supplier, with respect to such Material Supplier’s contract or business relationship with the Company, nor, to the Knowledge of the Sole Member, has any Material Supplier threatened to so terminate their contract(s) or business relationship with the Company.
3.23            Licenses and Permits.  Schedule 3.23 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Authority that are material to the Company (collectively, the “Licenses and Permits”), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Sole Member, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company in the manner now conducted and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted.
3.24            Inventories.  The inventories of the Company reflected on the Latest Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried in line with the Company’s Ordinary Course of Business practices, including the capitalization of variances and the Company has no reason to believe that such inventories include any material amount of obsolete or surplus inventory for which adequate reserves have not been established on the Company Statements.

3.25            Business Books and Records.  The Business Books and Records: (a) are true, complete and correct in all material respects, (b) have been maintained in all material respects in accordance with sound business practices and applicable law, (c) accurately present and reflect in all material respects, all of the transactions and actions described therein and (d) to the Knowledge of the Sole Member, have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of the Sole Member and its Affiliates (including the Company) to accurately present and reflect in all material respects all of the business of the Company and other transactions and actions related thereto.
3.26            Labor and Employee Matters.
(a)            Schedule 3.26(a) of the Labor and Employee Matters Schedule sets forth a true and complete list of each collective bargaining agreement or other labor union contract applicable to employees of the Company or pursuant to which the Company is a party or otherwise bound (the “Union Agreements”).  With the exception of the Union Agreements, the Company is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company and, to the Knowledge of the Sole Member, no labor organization or employees of the Company have attempted to organize any employees of the Company, made a demand for voluntary recognition, or filed a representation petition with the National Labor Relations Board.  The Company is in compliance in all material respects with each Union Agreement.  Additionally, except as set forth in Schedule 3.26(a) of the Labor and Employee Matters Schedule: (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Sole Member, threatened against the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other material collective labor action by or with respect to its employees; (iii) there is no representation claim or petition with respect to any employees of the Company pending before any applicable Governmental Authority; and (iv) there are no charges against the Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.
(b)            The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, and classification of employees, and the collection and payment of withholding and/or social security Taxes.
(c)            To the Knowledge of the Sole Member, each independent contractor that has provided services to the Company during the last five (5) years has been, during the period in which it has provided such services to the Company, in all material respects properly treated by the Company as a non-employee for all federal, state, and local Tax purposes. Except as described in Schedule 3.26(c) of the Labor and Employee Matters Schedule, at no time has any independent contractor brought a claim against the Company before any Governmental Authority alleging that the Company should have treated such independent contractor as an employee of the Company or provided such independent contractor with benefits under any Employee Benefit Plan.

(d)            During the past five (5) years, the Company has not effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or local Law) or taken any other action that would trigger notice or liability under WARN or any similar state or local Law.
(e)            To the Knowledge of the Sole Member, none of the Company’s employees or individual independent contractors is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or that would materially conflict with the Company’s business as currently conducted.
3.27            Asset Distribution.  Prior to the date hereof, the Company completed the Asset Distribution, and no longer holds any title or interest of any kind in the Distributed Assets.  The Asset Distribution has been duly and validly authorized by all requisite limited liability company action of, and no other limited liability company proceedings on the part of, the Company or the Sole Member are necessary to authorize the Asset Distribution.
3.28            Title to and Condition of Assets.  With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company or any of its Subsidiaries which are material to the Company, the Company owns all such tangible assets free and clear of all Liens, except Permitted Liens, and such tangible assets are in operating condition (normal wear and tear excepted).

4.            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sole Member as of the date hereof and as of the Closing Date that:
4.1            Corporate Organization and Power.  The Purchaser is a corporation, duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.
4.2            Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corproate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or any such other agreements.  This Agreement constitutes and, upon execution and delivery by the Purchaser, the other agreements contemplated hereby to which the Purchaser is a party shall each constitute, the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

4.3            No Violation.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Purchaser and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) result in any breach of any of the provisions of; (b) constitute a default under, result in a violation of, or cause the acceleration or imposition of any obligation under; or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Authority under the provisions of the Purchaser’s Constituent Documents or any Contract to which the Purchaser is bound or any Law or Order to which the Purchaser is subject.
4.4            Litigation.  There are no actions, suits, proceedings, Orders or investigations pending or, to the Purchaser’s Knowledge, threatened against the Purchaser, at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5            CONDITION OF TANGIBLE ASSETS.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN, THE PURCHASER AGREES TO ACCEPT THE TANGIBLE ASSETS OF THE COMPANY IN THEIR “AS IS” CONDITION, WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THEIR PHYSICAL CONDITION, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
4.6            Brokerage.  There are no claims or other obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract, arrangement or agreement made by or on behalf of the Purchaser.
4.7            Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the Related Documents to which the Purchaser is a party by the Purchaser, or the consummation by the Purchaser of any of the transactions contemplated hereby and thereby, except where the failure to obtain any such item would not have or would not reasonably be expected to have, individually or in the aggregate together with all other such failures, a Material Adverse Effect on the business, assets, condition (financial or otherwise), operating results or operations of the Purchaser, taken as a whole, or on the ability of the Purchaser to consummate timely the transactions contemplated hereby.
4.8            Investment Representations.
(a)            The Purchaser is acquiring the Membership Interests purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and the Purchaser has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities Laws.

(b)            The Purchaser is sophisticated in financial matters, has been able to evaluate the risks and benefits of the purchase of the Membership Interests, has been furnished any and all material relating to the Company and the Membership Interests which it has requested, and has been afforded the opportunity to obtain any additional information necessary to evaluate the Purchaser’s acquisition of the Membership Interests.
(c)            The Purchaser has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of its acquisition of the Membership Interests.
(d)            The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act.
(e)            The Purchaser further acknowledges that the Membership Interests have not been registered under the Securities Act, or any state or foreign securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
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9.	CLOSING TRANSACTIONS
9.1            The Closing.  Subject to the conditions contained in this Agreement, the Closing shall take place at the offices of Reed Smith LLP, 10 South Wacker Drive, Chicago, Illinois at 10:00 a.m. local time on the date hereof. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
9.2            Actions to Be Taken at the Closing.  The sale and delivery of the Membership Interests and the payment of the Closing Purchase Price pursuant to the terms of this Agreement shall take place at the Closing and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the Closing documents set forth in Section 9.3.

9.3            Closing Deliveries.
(a)            The Sole Member shall deliver to the Purchaser at the Closing the following documents, duly executed by the appropriate Person(s) where necessary to make them effective:
(i)            a certificate of the secretary or assistant secretary, or equivalent officer, of the Sole Member certifying as to copies of the Company’s Constituent Documents, the resolutions of the board of managers of the Sole Member authorizing the execution, delivery and performance of this Agreement by the Sole Member, and the incumbency and signatures of the officers executing this Agreement on behalf of the Sole Member;
(ii)            a copy of the certificate of formation, certificate or articles of incorporation, or other equivalent governing documents, as amended, of the Company certified by the applicable Governmental Authority as of a date not more than fifteen (15) days prior to the Closing Date;
(iii)            certifications issued by the secretary or department of state, or another appropriate officer, of the jurisdiction of each of the Company’s organization and each jurisdiction in which such Person is qualified to do business as to the good standing of such Person under the laws of such jurisdiction as of a date not more than fifteen (15) days prior to the Closing Date;
(iv)            a non-foreign affidavit in form and substance required under Treasury Regulations Section 1.1445-2(b)(2) executed by the Sole Member;
(v)            each of the consents identified in Schedule 9.3(a)(v) of the Disclosure Schedules;
(vi)            a non-competition agreement, duly executed by the Sole Member;
(vii)            the Escrow Agreement, duly executed by the Sole Member and the Escrow Agent;
(viii)            the Transition Services Agreement, duly executed by the Sole Member;
(ix)            the Cooperation Agreement, duly executed by the Sole Member;
(x)            the Sales Agent Agreement, duly executed by the Sole Member;
(xi)            a certificate executed by an officer of the Sole Member containing customary closing certifications; and

(xii)            such other documents or instruments as the Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby.
All of the foregoing documents in this Section 9.3(a) shall be reasonably satisfactory in form and substance to the Purchaser and shall be dated as of the Closing Date unless otherwise provided above.
(b)            The Purchaser shall deliver to the Sole Member at the Closing the following items, duly executed by the appropriate Person(s) where necessary to make them effective:
(i)            the Closing Date Payment;
(ii)            the Escrow Agreement, duly executed by the Purchaser;
(iii)            the Transition Services Agreement, duly executed by the Purchaser;
(iv)            the Cooperation Agreement, duly executed by the Purchaser;
(v)            the Sales Agent Agreement, duly executed by the Purchaser;
(vi)            a certificate executed by an officer of the Purchaser containing customary closing certifications;
(vii)            a non-competition agreement, duly executed by the Purchaser; and
(viii)            such other documents or instruments as the Sole Member reasonably may request in connection with the consummation of the transactions contemplated hereby.
All of the foregoing documents in this Section 9.3(b) shall be reasonably satisfactory in form and substance to the Sole Member and shall be dated as of the Closing Date unless otherwise provided above.
(c)            The Purchaser shall deposit with the Escrow Agent, the Indemnification Escrow Amount  in an account under the Escrow Agreement (the “Indemnification Escrow Account”), which shall be managed and paid out in accordance with and subject to the conditions of Section 1.6 and Article 10 of this Agreement and the terms and conditions of the Escrow Agreement.
(d)            The Purchaser shall deposit with the Escrow Agent, the Purchase Price Adjustment Escrow Amount  in an account under the Escrow Agreement (the “Purchase Price Adjustment Escrow Account”), which shall be managed and paid out in accordance with and subject to the conditions of Section 1.4 and 1.6 of this Agreement and the terms and conditions of the Escrow Agreement.

(e)            The Purchaser shall make or cause to be made payment (on behalf of the Company) of the Closing Date Indebtedness to the Persons entitled thereto, each in accordance with the payoff and termination letters delivered pursuant to Section 1.3.
(f)            The Purchaser shall make or cause to be made payment (on behalf of the Company) of the Unpaid Transaction Expenses to the Persons entitled thereto.
10.            INDEMNIFICATION
10.1            Indemnification by the Sole Member.  From and after the Closing (but subject to the provisions of this Article 10, including each of the limitations set forth herein), the Sole Member agrees to and shall indemnify Purchaser and its officers, directors, employees, Affiliates, agents and stockholders (each individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) and defend and hold each Purchaser Indemnified Party harmless against, any Losses that such Purchaser Indemnified Party may suffer, sustain or become subject to as a result of, arising out of or relating to (a) any breach of any of the representations or warranties of the Company and the Sole Member contained in Article 2 or 3 of this Agreement or any certificate delivered by the Sole Member at the Closing pursuant to this Agreement, (b) any breach of, or failure to perform, any agreement or covenant of the Company or the Sole Member contained in this Agreement, (c) any Third Party Claim arising from any of the environmental issues set forth on Schedule 3.19 (including any remedial action required as a resolution of any such Third Party Claim), (d) any product liability claim related to or resulting from the Products (other than the LP Gas Valves) manufactured by the Company prior to the Closing (other than any claim with respect to the matters listed on Schedule 10.1), (e) all warranty or guaranty obligations with respect to Products (other than the LP Gas Valves) manufactured by the Company prior to the Closing and distributed or sold by the Company or its Affiliates at any time (whether prior to, concurrent with or following the Closing) pursuant to the terms of the warranties issued in connection with such sales (other than any claim with respect to the matters listed on Schedule 10.1), (f) any product liability claim related to or resulting from the LP Gas Valves and all warranty or guaranty obligations with respect to the LP Gas Valves (including, for the avoidance of doubt, the Distributed Assets) pursuant to the terms of the warranties issued in connection with such sales and any matter set forth in Schedule 10.1, (g) any claims related to the Company’s actions taken pursuant to or in accordance with the Sales Agent Agreement or the MEC Sales Agreement (other than claims related to the Company’s gross negligence, fraud or willful misconduct), (h) any Sole Member Pension Plan and (i) curing any defects in title with respect to the Owned Real Property reflected on the Title Report (collectively, and together with any tax indemnification amounts pursuant to Section 12.5(a), the “Purchaser Losses”).
10.2            Indemnification by the Purchaser.  From and after the Closing (but subject to the provisions of this Article 10) the Purchaser agrees to indemnify the Sole Member and its officers, directors, employees, Affiliates, agents, stockholders, agents, trustees, beneficiaries, heirs and legal representatives, as the case may be (each individually, a “Sole Member Indemnified Party” and collectively, the “Sole Member Indemnified Parties”) and hold each Sole Member Indemnified Party harmless against, any Losses which such Sole Member Indemnified Party may suffer, sustain or become subject to as a result of, arising out of or relating to (a) any breach of any of the representations or warranties of the Purchaser contained in Article 4 of this Agreement, (b) any breach of, or failure to perform, any agreement or covenant of the Purchaser contained in this Agreement, (c) any product liability claim related to or resulting from the Products manufactured by the Company on or following the Closing and (d) all warranty or guaranty obligations with respect to Products manufactured by the Company on or following the Closing (collectively, the “Sole Member Losses”).

10.3            Losses.
(a)            The Purchaser Losses shall be reduced by (i) the aggregate amount of any insurance proceeds actually received by the Purchaser and/or the Company with respect to such Purchaser Losses, (ii) the aggregate amount recovered under any indemnity agreement, contribution agreement or Contract between Purchaser and/or the Company, on the one hand, and any third Person, on the other hand, with respect to such to such Purchaser Losses and (iii) the aggregate amount of any net Tax benefit realized by any of the Purchaser Indemnified Parties for any Tax year in which such Loss occurs or the immediately following Tax year as a result of the Purchaser Losses (not taking into consideration any payments that are made pursuant to this Section 10.3(a)) (“Tax Benefits”). If an indemnification payment is received by any Purchaser Indemnified Party and such Purchaser Indemnified Party later receives insurance proceeds, other third party recoveries or Tax Benefits in respect of the related Purchaser Losses that were not previously credited against such indemnification payment when made, such Purchaser Indemnified Party shall promptly pay to the Sole Member an amount equal to the lesser of (A) such insurance proceeds, other third party recoveries and Tax Benefits with respect to such Purchaser Losses and (B) the indemnification payment previously paid by the Sole Member with respect to such Purchaser Losses.  Each Purchaser Indemnified Party shall use reasonable and good faith efforts to collect amounts available under insurance coverages.
(b)            For purposes of this Section 10.3, the relevant Purchaser Indemnified Party shall be deemed to realize a Tax benefit with respect to a taxable year if, and to the extent that, the relevant Purchaser Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the Purchaser Losses from such taxable year, exceeds the relevant Purchaser Indemnified Party’s liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the Purchaser Loss for such taxable year.
(c)            Neither the Sole Member nor the Company shall have any Liability under this Agreement in respect of any Purchaser Losses if such Purchaser Losses would not have arisen but for a change in any Law after the Closing or a change in the interpretation of any Law after the Closing as determined by a Governmental Authority.
(d)            The Sole Member shall have no obligation to indemnify the Purchaser Indemnified Parties from and against any Purchaser Losses consisting of or relating to any Taxes with respect to any taxable period, or the portion of any Straddle Period, beginning after the Closing Date as a result of any breach of the representations and warranties set forth in Section 3.9.

10.4            Method of Asserting Claims.  As used herein, an “Indemnified Party” shall refer to a Purchaser Indemnified Party or a Sole Member Indemnified Party, as applicable; provided, that, with respect to any actions to be taken by an Indemnified Party under this Section 10.4, “Indemnified Party” shall mean the Purchaser or the Sole Member, as applicable, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Indemnified Party.
(a)            Third Party Claims.  In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the Liability or the costs or expenses of which are Sole Member Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to herein as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect the Indemnified Party’s ability to seek indemnification except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such Third Party Claim.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim so long as timely notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party. Such contest and defense shall be conducted in good faith and by attorneys engaged by the Indemnifying Party and reasonably acceptable to the Purchaser.  The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless such expense is incurred at the request of the Indemnifying Party), to participate in such contest and defense and to be represented by attorneys of its own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense of such Third Party Claim.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, if the Indemnifying Party is the Sole Member then the Indemnifying Party shall be entitled to settle such Third Party Claim to the extent such settlement (i) includes an unconditional release of the Indemnified Party from all Liabilities that are the subject matter of such Third Party Claim, (ii) does not contain any admission of wrongdoing and (iii) includes only the payment of monetary damages and only in an amount that is equal to or less than the Cap.  Notwithstanding the foregoing, in the event the Indemnifying Party fails to contest and defend a Third Party Claim diligently and in good faith, the Indemnified Party shall be entitled to contest and defend such Third Party Claim, and pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 10.
(b)            Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnified Party shall promptly deliver written notice of such Direct Claim to the Indemnifying Party, which notice shall specify in reasonable detail the amount or an estimate of the amount of the Liability arising therefrom and the basis therefor. If the Indemnifying Party gives written notice to the Indemnified Party that it disputes the Direct Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes the Direct Claim described in such notice, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 10.

10.5            Adjustments.  Any indemnification payment paid under this Article 10 will be considered an adjustment to the Closing Purchase Price, to the maximum extent permitted by applicable Law.
10.6            Limitations.  The rights to indemnification under this Article 10 shall be subject to the following limitations:
(a)            Any Claim for indemnification under this Article 10 shall be made by giving notice under Section 10.4 to the Purchaser or the Sole Member, as applicable.  Any such notice must be given on or before (i) with respect to any claim pursuant to Section 10.1(a), (c), (d), (e) or (other than claims with respect to the breach of any Fundamental Representation or any representation or warranty contained in Section 3.9), the thirty (30) month anniversary of the Closing Date, (ii) thirty (30) days after the expiration of the applicable statute of limitations (including any extensions and waivers) with respect to any claim pursuant to Section 10.1(h) or any claim for breach of any representation or warranty contained in Section 3.9 and (iii) sixty (60) days from the Closing Date with respect to any claim pursuant to Section 10.1(i).  Any applicable Claim for indemnification given after such dates will have no effect; provided, however, that in the event a Claim has been properly made on or prior to the applicable time limitations set forth in this Section 10.6(a), and such Claim is unresolved as of the conclusion of such time limitation, if any, then the right to indemnification with respect to such Claim shall remain in effect until such matter shall have been finally resolved.  For the avoidance of doubt, any Claim for indemnification under Article 10 (other than those claims to which clause (i) or clause (ii) of this Section 10.6(a) apply) may be made at any time by giving notice under Section 10.4 to the Purchaser or the Sole Member, as applicable.  The “Fundamental Representations” means the representations and warranties contained in Article 2 and Sections 3.1, 3.2, 3.3, 3.13, 3.27, 4.1 and 4.2.
(b)            Except with respect to any claim for breach of any Fundamental Representation or any representation or warranty contained in Section 3.9, the Sole Member shall not be required to indemnify the Purchaser under Section 10.1(a) until Purchaser Losses, individual or in the aggregate, as to which the Purchaser would otherwise be entitled to indemnification exceed One Hundred Twenty Five and 0/100 dollars ($125,000) (the “Basket”), at which point the Sole Member shall be liable to indemnify the Purchaser for the Purchaser Losses, subject to Section 10.6(c), in excess of the Basket.  Except with respect to any claim for breach of any Fundamental Representation, any representation or warranty contained in Section 3.9, with respect to any Claim as to which the Purchaser may be entitled to indemnification under Section 10.1(a), the Sole Member shall not be liable for any individual or series of related Purchaser Losses which do not exceed Ten Thousand and 0/100 dollars ($10,000) (which Purchaser Losses shall not be counted toward the Basket).  With respect to any Claim as to which the Purchaser may be entitled to indemnification under Sections 10.1(d) or (e), the Sole Member shall not be liable for any individual or series of related Purchaser Losses which do not exceed Ten Thousand and 0/100 dollars ($10,000).

(c)            Except with respect to any claim for breach of any Fundamental Representation or any representation or warranty contained in Section 3.9, the aggregate amount of Purchaser Losses for which the Sole Member shall be liable with respect to Section 10.1(a), (c), (d), or (e) shall not exceed Four Million and 00/100 dollars ($4,000,000) (the “Cap”); provided, however, that all Losses of the Purchaser Indemnified Parties shall be applied first to satisfy the Basket as provided in Section 10.6(b).  Notwithstanding anything to the contrary herein, the aggregate amount of Purchaser Losses for which the Sole Member shall be liable with respect to this Agreement shall not exceed the Closing Purchase Price.  For the avoidance of doubt, any claim pursuant to Sections 10.1(f), (g), (h) or (i) shall not be subject to any of the limitations set forth in this Section 10.6 (other than those in the preceding sentence related to the Closing Purchase Price), and all Losses with respect thereto shall not count toward, or be subject to, the Basket or the Cap, and all such Losses may be recoverable from the Indemnifying Party at any time.
(d)            The Sole Member shall not be obligated to indemnify the Purchaser Indemnified Parties with respect to any amount to the extent that such amount was taken into account with respect to the adjustment to the Closing Purchase Price pursuant to Section 1.4.
(e)            For purposes of determining whether there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement, or the amount of any Loss related to a breach of any representation, warranty, covenant or agreement contained in this Agreement, the representations, warranties, covenants and agreements contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications contained therein.
(f)            In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or agreement contained herein or for which any indemnification claim has been made pursuant to the Sales Agent Agreement. An Indemnified Party will be permitted to recover with respect to any particular Loss suffered by such Indemnified Party only one time as it is the intent of the parties hereto that once any particular Loss has been recovered by a particular Indemnified Party under one provision, such Loss no longer exists with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Loss under another provision would constitute an unintended and prohibited “double” recovery; provided, however, this provision will not prevent the Indemnified Party from recovering additional amounts in excess of any Loss for which an Indemnified Party has already recovered.

(g)            Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
10.7            Manner of Payment.  Any amounts owing from the Sole Member to the Purchaser Indemnified Parties pursuant to Section 10.1 shall first be made from the Indemnification Escrow Account. Subject to the limitations set forth in Sections 10.6(c) and 10.6(f), any amounts recoverable by the Purchaser Indemnified Parties that are in excess of the amount of funds remaining in the Indemnification Escrow Account shall be paid directly by the Sole Member.
10.8            Remedies.  The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in this Agreement or any Related Document, or any of the transactions contemplated hereby or thereby, and no party hereto shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except in the event of fraud or with respect to claims related to Section 1.4, in which case each of the parties shall have and retain all other rights and remedies existing in their favor at law or in equity, including any actions for specific performance and/or injunctive or other equitable relief. Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability (in each case, other than claims made or contemplated by this Article 10) may be maintained by any Purchaser Indemnified Party, or any of its officers, directors, employees, stockholders, owners, affiliates, representatives, agents, successors or assigns, against the Company or the Sole Member with respect to any matter that is the subject of Article 10, and the Purchaser, for itself and the other Purchaser Indemnified Parties and each of their respective officers, directors, employees, stockholders, owners, affiliates, representatives, agents, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law.
10.9            Continued Performance.  The Sole Member agrees and covenants that, upon any Change of Control of the Sole Member or any of its successors, the Sole Member or any of its successors shall ensure that the Sole Member and its successors accede to, and remains liable for, the obligations set forth in this Section 10.  The Sole Member shall provide written notice to the Purchaser at least ten (10) Business Days prior to such a Change of Control, and shall cooperate with the Purchaser to prepare, execute and have executed any documentation necessary to effect the terms of this Section 10.9.
11.            [INTENTIONALLY OMITTED]
12.            ADDITIONAL AGREEMENTS
12.1            Survival.  The representations, warranties, covenants and agreements set forth in this Agreement or in any writing specifically required to be delivered to the Purchaser or the Sole Member in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for the periods set forth in Section 10.6(a). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

12.2            Press Release and Announcements.  No press release related to this Agreement or the transactions contemplated hereby or other announcements to the employees, customers or suppliers of the Company shall be issued without the joint written approval of the Purchaser and the Sole Member, which shall not be unreasonably withheld, delayed or conditioned.  No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by any party, except as required by Law, in which event the parties shall consult with each other as to the form and substance of any such announcement required by Law.
12.3            Expenses.  Subject to Sections 1.4, 1.6, 12.5 and 12.6, each party shall pay all of its fees, costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and the Related Documents, except that the Company may pay such expenses of the Sole Member directly related to the transactions contemplated herein incurred at or prior to the Closing from cash on hand.
12.4            Use of Name.  The Sole Member hereby agrees that upon the Closing, the Purchaser shall have the sole right to the use of the names and trademarks set forth on Schedule 12.4 or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used by the Company, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Sole Member shall not, and shall not permit any of its Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.
12.5            Tax Matters.
(a)            Tax Indemnification.  From and after the Closing, the Purchaser Indemnified Parties shall be indemnified and held harmless by the Sole Member from and against any liability for Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period (as defined below) through the close of business on the Closing Date (a “Pre-Closing Tax Period”); provided, however, that the Purchaser Indemnified Parties shall not be entitled to such indemnification with respect to any Tax to the extent such Tax is accrued as a Working Capital Liability.
(b)            Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based upon or measured by income, gain, receipts or related to the actual or deemed sale or transfer of property of the Company or which are withholding Taxes, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Taxes of the Company calculated on a periodic basis for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c)            Responsibility for Filing Tax Returns.
(i)            Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns for the Company (other than Income Tax Returns for taxable periods ending on or before the Closing Date) that are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company to the extent in compliance with applicable Law.  If any Tax Return described in the first sentence above relates to Income Taxes for any Straddle Period, Purchaser shall permit the Sole Member to review and comment on each such Income Tax Return prior to filing such Income Tax Return and shall make such revisions to such Income Tax Returns as are reasonably requested by the Sole Member.  The portion of any Income Taxes shown on any Income Tax Return for any Straddle Period that is attributable to any Pre-Closing Tax Period (determined as provided in Section 12.5(b)(i)), shall be paid by the Sole Member; except to the extent that such Income Taxes are accrued as a Working Capital Liability.
(ii)            The Sole Member shall prepare and file or cause to be prepared and filed all Income Tax Returns for the Company for taxable periods ending on or before the Closing Date that are filed after the Closing Date, and all such Income Tax Returns shall be prepared in a manner consistent with the prior practice of the Company. All Income Taxes shown to be payable on any Income Tax Return filed pursuant to this Section 12.5(c)(ii) shall be paid by the Sole Member; except to the extent that such Income Taxes are accrued as a Working Capital Liability.
(d)            Cooperation and Records Retention.  The Sole Member and Purchaser shall (i) each provide the other, and Purchaser shall cause the Company to provide the Sole Member, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide the Sole Member with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Company for any period.  Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and the Sole Member shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.  Each party shall bear its own expenses in complying with the foregoing provisions.

(e)            Any Tax refunds (including any arising from any Tax Return filed pursuant to Section 12.5(b)) that are received by the Purchaser, the Company, or any of their respective Affiliates and any amounts credited against Tax to which the Purchaser, the Company, or any of their respective Affiliates become entitled to and that relate to or arise from a Pre-Closing Tax Period shall be for the account of the Sole Member, and the Purchaser shall pay over to the Sole Member any such refund or the amount of any such credit within ten (10) Business Days after receipt or entitlement thereto.
(f)            Transfer Taxes.  Each of the Purchaser and the Sole Member shall pay equally all transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes.
(g)            Adjustments to Purchase Price.  The parties hereto agree to treat any amounts payable after the Closing Date by the Sole Member to Purchaser (or by Purchaser to the Sole Member) pursuant to this Agreement as an adjustment to the Closing Purchase Price payable hereunder, unless otherwise required by Law or the good faith resolution of an audit.
12.6            Directors’ and Officers’ Liability.
(a)            From and after the Closing Date, the Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers, officers, employees or agents (“Indemnified D&O’s”) of the Company with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time on or prior to the Closing Date.  For a period of seven (7) years after the Closing, the Purchaser shall not, and shall not permit the Company to, amend, repeal or modify in a manner adverse to the Indemnified D&O’s any provision in the Company’s Constituent Documents relating to the exculpation or indemnification of such Persons unless required by Law, it being the intent of the parties hereto that such Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.  All rights to indemnification as provided in any indemnification agreements set forth on Schedule 12.6 with any current or former directors, managers, officers, employees or agents of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing. In addition, the Company shall pay all reasonable out-of-pocket expenses of any such indemnitee under this Section 12.6, promptly upon notice of their incurrence, to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)            In the event the Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that proper provisions shall be made so that the successors and assigns of the Purchaser or the Company (as applicable) assume the obligations set forth in this Section 12.6.
(c)            This Section 12.6, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity referenced in this Section 12.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 12.6 (whether or not parties to this Agreement).  The obligations of the Purchaser and the Company under this Section 12.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 12.6 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 12.6 applies shall be third party beneficiaries of this Section 12.6).
12.7            Employees and Employee Benefit Plans.
(a)            During the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date, Purchaser will provide, or cause to be provided, to each Continuing Employee who remains employed by Purchaser or any of its Affiliates a base salary or hourly wage rate that is at least equal to such Continuing Employee’s base salary or hourly wage rate immediately before the Closing.  Purchaser agrees that, during the period commencing on the Closing Date and ending no earlier than the date that is six (6) months after the Closing Date, each Continuing Employee who remains employed by Purchaser or any of its Affiliates will be eligible to participate in, at the sole discretion of Purchaser: (i) Purchaser’s employee benefit plans and programs, in each case to the same extent as similarly situated employees of Parent; (ii) such Employee Benefit Plans as are continued by the Company following the Closing Date, or are assumed by Purchaser or (iii) any combination of clauses (i) and (ii) (for the purposes of this Section 12.7 only, the plans referred to in clauses (i), (ii) and (iii) of this sentence being referred to as “Specified Purchaser Benefit Plans”).
(b)            Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to (A) recognize each Continuing Employee’s service with the Company (including credit for service with predecessor employers as currently recognized under the applicable Employee Benefit Plans) for participation, vesting and benefit eligibility purposes under any Specified Purchaser Benefit Plan that the Purchaser or the Company may provide to such Continuing Employees (except that no credit will be provided (x) to the extent such credit would result in a duplication of benefits, (y) for purposes of the accrual of benefits under any defined benefit pension plan or retiree medical or other welfare plan, or (z) to the extent credit was not provided under a comparable Employee Benefit Plan prior to Closing or no comparable Employee Benefit Plan was offered to such Continuing Employee prior to Closing), (B) not require such Continuing Employee, or their covered dependents, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirement under the Specified Purchaser Benefit Plans to the extent of amounts previously credited for such purposes under comparable Employee Benefit Plans as of the Closing Date, (C) not apply to such employees any waiting periods, pre-existing condition exclusions or requirements to show evidence of good health contained in any Specified Purchaser Benefit Plans to the extent waiting periods, pre-existing condition exclusions or requirements were satisfied under the comparable Employee Benefits Plans immediately prior to the Closing, and (D) recognize and honor in full all accrued but unused vacation as of the Closing Date (to the extent accrued on the Company’s financial statements as of the Closing Date).

(c)            Nothing in this Agreement shall modify or amend any Employee Benefit Plan, any Specified Purchaser Benefit Plan or other agreement, plan, program or document.  Nothing in this Section 12.7 shall obligate Purchaser, the Company or any of their respective Affiliates to employ any person for any period of time after the Closing, and this Section 12.7 shall not be construed to limit the ability of Purchaser to alter the terms and conditions of, or terminate, the employment of any person.  Nothing in this Section 12.7 shall be construed as giving any Person (including any Continuing Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 12.7.  Nothing contained in this Section 12.7 shall be construed to restrict in any way the ability of Purchaser, the Company or any of their Affiliates to (i) amend, terminate or modify the duties, responsibilities or employment of any Continuing Employee, (ii) amend, terminate or modify any Employee Benefit Plan or any Specified Purchaser Benefit Plan at any time or from time to time, or (iii) grant any employee any special right for compensation.
12.8            LPG Business Restriction.  In consideration of the indemnification obligations of the Sole Member set forth in Section 10.1(g) and (h), Purchaser hereby covenants and agrees that following the Closing, other than as provided in the Sales Agent Agreement, it will not, and will not cause or permit any of its Affiliates to, either directly or indirectly Participate in the design, sale or manufacture of any valve for use with liquid propane gas, other than valves used in connection with liquid propane refrigerant applications or similar applications used to alter the temperature of a space to below the ambient temperature.  For purposes of this clause, “Participate” means to have any direct or indirect role as a partner, manager, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee or owner, in each case on behalf of themselves or any other Person other than Purchaser or its Affiliates, but shall not include ownership of less than five percent (5%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as neither Purchaser nor any Affiliate has any active participation in the management of such entity.  Purchaser acknowledges that any breach of the covenant contained in this Section 12.8 will result in irreparable harm and continuing damages to the Sole Member and its business and that the Sole Member’s remedy at law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Sole Member, the Sole Member may seek the decree of specific performance or issuance of a temporary and permanent injunction, without proving special damages or irreparable injury, enjoining and restricting the breach of any such covenant.  Notwithstanding the foregoing, prior to any liability or cause of action arising under this Section 12.8, the Purchaser shall have ten (10) Business Days after the receipt of written notice by the Sole Member of any default under this Section 12.8 with which to remedy such default.

12.9            Title Report.  Purchaser shall obtain or cause to be obtained, at Sole Member’s sole cost and expense, a title report with respect to the Owned Real Property from a nationally recognized provider chosen in its reasonable discretion (the “Title Report”) promptly following the Closing and in any event within thirty (30) days following the Closing Date.
12.10            Sole Member Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, stockholders, partners, officers, employees and Affiliates, that Reed Smith LLP has served as counsel to the Sole Member and its Affiliates (individually and collectively, the “Sole Member Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Reed Smith LLP (or any successor) may serve as counsel to the Sole Member Group or any director, manager, member, stockholder, partner, officer, employee or Affiliate of the Sole Member Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any Related Document or the transactions contemplated hereby or thereby notwithstanding such representation or any continued representation of the Company.  Each of the parties to this Agreement further agrees to permit any privilege attaching as a result of Reed Smith LLP’s services as counsel to the Company in connection with the transactions contemplated by this Agreement to survive the Closing and to remain in effect; provided, that such attorney-client privilege from and after the Closing will be controlled by the Sole Member.  In addition, all of Reed Smith LLP’s independent records related to such transactions will become property of (and be controlled by) the Sole Member upon the Closing.
12.11            Release and Waiver.  Effective upon the Closing, except as set forth in this Agreement or any Related Documents and except for claims against the Sole Member based on fraud, the Purchaser hereby irrevocably waives, releases and discharges the Sole Member, solely in the Sole Member’s capacity as a member of the Company, from any and all Liabilities or debts to the Company and/or the Purchaser of any nature or kind whatsoever (including in respect of rights of contribution or indemnification).
12.12            Confidentiality. The Confidentiality Agreement shall automatically terminate at the time of Closing.  From and after the Closing for a period of eighteen (18) months: (i) the Sole Member shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to the Company obtained by virtue of the Sole Member’s ownership of the Company prior to the Closing, or to the extent related to or obtained from the Purchaser or its Affiliates, including any information contained in the Disclosure Schedules hereto; and (ii) the Purchaser shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to the Sole Member or its Affiliates (other than the Company) obtained by virtue of its ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable law or the rules and regulations of any stock exchange or such information can be shown to have been in the public domain through no fault of the applicable party; provided that to the extent permitted by applicable law, Order or Governmental Authority the disclosing party (A) gives prior notice of such required disclosure to the other party as soon as practicable, (B) cooperates with the other party, at such other party’s sole expense, to preserve the confidentiality of such information consistent with the requirements of such applicable law, order or Governmental Authority and (C) uses commercially reasonable efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such applicable law, order or Governmental Authority.  Each of the Parties hereto shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.

12.13            Warranty Covenant.  Without the prior written consent of the Sole Member (not to be unreasonably withheld, conditioned or delayed), the Purchaser agrees that it shall not, and shall cause the Company not to, change any warranty or guaranty obligation in respect of any product sold or distributed by the Company (other than the sale of the LP Gas Valve Finished Valve Inventory in accordance with the Sales Agent Agreement) in a manner materially adverse to the Company for a period of thirty (30) months following the Closing.
13.            DEFINITIONS
13.1            Definitions.  As used in this Agreement:
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Assets” of any Person means all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, of such Person.
“Asset Distribution” has the meaning set forth in the recitals.
“Business Books and Records” shall mean originals or copies of all books and records or portions thereof (including documents and data), in the possession or control of the Sole Member or any of its Affiliates (for the avoidance of doubt, including the Company) to the extent that they pertain or relate to the Company or the business of the Company, including all Licenses and Permits, customer lists, marketing materials, corporate records, administrative records, sales records, accounting records, financial records, Tax records (including Tax Returns), compliance records and other records, complaint logs, litigation files, contract information, administrative and pricing manuals and other records, in whatever form maintained, including on electronic or magnetic media or in any electronic database systems of the Sole Member or its Affiliates;
“Business Day” means any day other than a Saturday, Sunday or day when banks are closed or authorized to be closed in the State of Illinois or the State of Tennessee.
“Change in Control” means, with respect to any entity, (a) a change in ownership or control of the entity effected through a transaction or series of transactions whereby any person or group directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of such entity possessing more than fifty percent (50%) of the total combined voting power or equity rights of such entity’s securities outstanding immediately after such acquisition; or (b) the sale or disposition, in one transaction or a series of related transactions, of a majority of the assets of such entity to any person or group (other than to any of it affiliates).

“Closing” means the closing of the transactions contemplated by Section 1.1.
“Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the WC Target.
“Closing Date Indebtedness” means (a) all indebtedness of the Company, as of immediately prior to the Closing, with respect to borrowed money and notes payable and capital leases or otherwise secured by a Lien, (b) all obligations to pay the deferred purchase price of property, assets or services, or any amounts reserved for the payment of a contingent purchase price in connection with the acquisition of property, assets or services, (c) all contingent purchase price amounts owing with respect to purchases of businesses, including earn-out payments, (d) the net amount of any obligations arising under any interest rate swap agreements or interest rate hedging agreements to the extent arising as a result of terminating such agreements as of immediately prior to the Closing, (e) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, including all outstanding principal, interest, fees and other amounts payable with respect thereto, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) to the extent not backed by cash collateral, all outstanding payment or reimbursement obligations due and payable under a surety bond, performance bond, bank guaranty, letter of credit, to the extent drawn, or similar instrument, in each case, issued or provided by a third party on behalf of the Company to another third party, and (h) all unfunded, present or contingent obligations relating to retention commitments, change in control, “stay” bonuses, transaction related or similar bonuses, including any amounts payable pursuant to the “Sherwood Valve LLC Enterprise Value Interest Plan” or “One-Time Divestiture Bonus Plan” (in each case, as described on Section 3.15 of the Disclosure Schedule) and any related award, plus the employer portion of any employment Taxes incurred on account of any such payments, including, with respect to clauses (a) through (h), any interest accrued thereon and prepayment, premium or similar penalties and fees and expenses which would be payable if such indebtedness were paid in full as of the Closing Date. “Closing Date Indebtedness” shall not include (i) any accounts payable or other accrued current liabilities to the extent included in the Closing Working Capital or (ii) any indebtedness for borrowed money that the Purchaser causes the Company to incur at the Closing.
“Closing Working Capital” means (a) the Working Capital Assets, less (b) the Working Capital Liabilities of the Company, each determined as of the open of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, and the rules and regulations promulgated thereunder, including but not limited to, any successor or substitute federal Tax codes or legislation.
“Company Marks” has the meaning set forth in Section 12.4.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.
“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Mueller Industries, Inc. dated as of September 3, 2014.
“Constituent Documents” means the certificate or articles of incorporation and by-laws of any corporate Person, the certificate of formation, articles of organization and limited liability company agreement of any Person that is a limited liability company and the certificate of limited partnership and partnership agreement of any Person that is a partnership, and any other similar governing or constituent document, as applicable.
“Continuing Employee” means each employee of the Company immediately prior to the Closing who continues employment with Purchaser and its Affiliates (including the Company) following the Closing.
“Contract” means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, license, agreement, lease or other instrument, obligation or understanding, whether written or not, to which the party in question is a party or by which such party or any of its Assets may be bound.
“Cooperation Agreement” means that certain Cooperation Agreement by and between the Sole Member and the Purchaser, substantially in the form attached hereto as Exhibit C.
“Disclosure Schedule” means the document of even date herewith, delivered to the Purchaser by the Company and the Sole Member, containing the exceptions to the Company’s and the Sole Member’s representations and warranties, and other information required by this Agreement.
“Distributed Assets” has the meaning set forth in the recitals.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and all other compensation and benefits plans, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, incentive compensation, severance, retention, employment, change in control, fringe benefit, bonus, deferred compensation, collective bargaining, and other benefit plan, agreement, program, or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, (i) that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries, (ii) in which any current or former employee of the Company or any of its Subsidiaries participates or is eligible to participate, (iii) under which the Company or any of its Subsidiaries has any current or potential Liabilities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or now in effect or as hereafter amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means Regions Bank, an Alabama banking corporation.
“Escrow Agreement” means that certain Escrow Agreement, among the Purchaser, the Sole Member and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
“Escrow Excess Amount” has the meaning set forth in Section 1.4(b).
“Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the WC Target.
“Final Indemnity Escrow Release Date” means the date that is thirty (30) months following the Closing Date.
“Final Purchase Price” shall be an amount equal to (a) the Base Purchase Price, plus (b) the Closing Adjustment, if the Closing Adjustment is a positive number, minus (c) the absolute value of the Closing Adjustment, if the Closing Adjustment is a negative number, minus (d) the Unpaid Transaction Expenses, minus (e) the Closing Date Indebtedness.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any foreign, domestic or local court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity or other public body.
“Income Tax” means any Tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indemnification Escrow Amount” means an amount in cash equal to $4,000,000.
“Initial Indemnity Escrow Release Date” means the date that is eighteen (18) months following the Closing Date.
“IRS” means the Internal Revenue Service and any successor thereto.
“Knowledge of the Purchaser,” “Known to the Purchaser” or “Purchaser’s Knowledge” means the actual knowledge, after reasonable inquiry, of Gary Wilkerson.

“Knowledge of the Sole Member,” “Known to the Sole Member” or “Sole Member’s Knowledge” means the actual knowledge, after reasonable inquiry, of Matt Borneman, Dino Sciullo and Michael Tarala.
“Laws” means all laws, statutes, constitutions, resolutions, codes, orders, edicts, legally enforceable requirements, rules, regulations and ordinances of the United States, any foreign country or any domestic or foreign state or political subdivision.
“Liabilities” means all indebtedness, obligations and other liabilities of any kind or nature of a Person (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due).
“Lien” means any mortgage, pledge, lien (statutory or other), encumbrance of any kind or character, conditional sale agreement, claim, charge, limitation or restriction or other security interest.
“Losses” means all damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, Taxes, interest awards, judgments, penalties, expenses and fees, including court costs and reasonable attorneys’, consultants’ and experts’ fees and expenses; provided, however, that “Losses” shall exclude consequential, indirect, punitive, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple and any similar damages to the extent not reasonably foreseeable, except to the extent paid to any third Person in connection with a Third Party Claim.
“LP Gas Valves” means a valve or other product that the Company has designed, sold or manufactured for use with liquid petroleum gas.
“LP Gas Valves Finished Valve Inventory” has the meaning set forth in the recitals.
“Material Adverse Effect” or “Material Adverse Change” means any event, development, effect or change that would be materially adverse to the business, Assets, financial condition or operating results of the Company taken as a whole or to the ability of the Sole Member to consummate timely the transactions contemplated hereby; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or (v) any act or omission of the Purchaser or any of its Affiliates not required by this Agreement, unless, with respect to each of clauses (i), (ii) and (iii) above, such adverse change, event, development or effect has a disproportionate adverse impact on the Company as compared to other participants in the Company’s industry.

“Material Customers” has the meaning set forth in Section 3.22.
“Material Suppliers” has the meaning set forth in Section 3.22.
“MEC Sales Agreement” means that certain Asset Purchase, Bill of Sale and Assignment Agreement by and among Sherwood Valve LLC, Taylor-Wharton International LLC and Marshall Excelsior Company dated June 8, 2015.
“Operating Agreement” means that certain Limited Liability Company Operating Agreement of the Company, dated as of October 15, 2007, by and between the Company and the Sole Member.
“Option” with respect to any Person means any security, right, subscription, warrant, option, call, commitment, claim, “phantom” stock right or other Contract that gives any Person the right to purchase or otherwise be issued any shares of capital stock of, membership or partnership interests in, or any other equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of, membership or partnership interests in, or any other equity interest of such Person.
“Order” means any writ, judgment, award, decree, injunction, ruling, subpoena, indictment, stipulation, determination or similar order of any Governmental Authority or arbitrator.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with its past custom and practice.
“PBGC” has the meaning set forth in Section 3.15(d).
“Permitted Liens” means, with respect to any Asset: (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Asset that are (i) not due and payable as of the Closing Date, (ii) being contested in good faith and for which adequate reserves are maintained; (b) mechanics’ liens and similar liens for labor, materials or supplies provided with respect to such Asset incurred in the Ordinary Course of Business for amounts for which adequate reserves have been established that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith which would not, individually or in the aggregate, materially impair the use or occupancy of such Asset or the operation of the business of the Company as currently conducted using such Asset; (c) zoning Laws, building codes and other land use Laws regulating the use or occupancy of such Asset that constitutes real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property or the operation of the business of the Company as currently conducted thereon; (e) Liens deemed to be created by this Agreement; and (f) restrictions arising under applicable federal and state securities laws.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority or governmental entity (or any department, agency or political subdivision thereof).
“Proprietary Rights” means, with respect to any Person, all intellectual property (including issued and pending patents, trademarks, service marks and trade names, trade dress and other names, marks and slogans), and domain names, and the goodwill associated with the foregoing); all publishing and distribution rights, blueprints and technical manuals; all statutory and registered copyrights; computer software and databases; all inventions, shop rights, know-how, trade secrets and Confidential Information; all manufacturing and production processes and techniques; research and development information; bill of materials, and lists of suppliers, service providers and customers; and all registration applications for any of the foregoing; together with all rights to use all of the foregoing in all countries.
“Purchase Price Adjustment Escrow Amount” means an amount in cash equal to Five Hundred Thousand and 00/100 Dollars ($500,000).
“Related Documents” means any and all other instruments, agreements or documents executed or delivered in connection with this Agreement, including the Escrow Agreement.
“Sales Agent Agreement” has the meaning set forth in the recitals.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Sole Member Pension Plan” means each of the following:  (a) the Taylor-Wharton International Hourly Employees Pension Plan; (b) the Taylor-Wharton Harrisburg Hourly Employees Pension Plan and (c) each other Employee Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
“Subsidiary” means, in respect of any person, any company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly.
“Tax” means any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or estimated tax, including any interest, penalty or addition thereto.

“Tax Return” means any return, claim for refund or information return or statement required to be filed in respect of any Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Title Indemnity Escrow Release Date” means the date that is sixty (60) days following the Closing Date.
“Transaction Expenses” means all out-of-pocket fees and expenses incurred by the Company in connection with or related to the transactions contemplated by this Agreement, including any fees and expenses of professionals (including legal, accounting, financial advisory or other third party advisory or consulting fees).
“Products” has the meaning set forth in Section 3.21(a).
“Product Liability Lawsuits” has the meaning set forth in Section 3.21(a).
“Transition Services Agreement” means that certain Transition Services Agreement by and between the Sole Member and the Purchaser, substantially in the form attached hereto as Exhibit B.
“Treasury Regulations” means the regulations issued or proposed under the Code.
“Unpaid Transaction Expenses” means the aggregate amount of all Transaction Expenses of the Company that remain unpaid as of immediately prior to the Closing.
“WARN” has the meaning set forth in Section 3.26(d).
“WC Target” means an amount equal to Seventeen Million and Two Hundred Fifty Thousand Dollars ($17,500,000) minus the book value of the Distributed Assets as of the date hereof calculated in accordance with GAAP.
“Working Capital Assets” means the current assets of the Company as adjusted and set forth in the Net Working Capital Schedule, as of the opening of business on the Closing Date, determined in accordance with the Company’s past practices.  For the avoidance of doubt, “Working Capital Assets” shall not include the book value of the Distributed Assets, calculated in accordance with GAAP.
“Working Capital Liabilities” means the current liabilities of the Company (other than Indebtedness and Transaction Expenses) as adjusted and set forth in the Net Working Capital Schedule, as of the opening of business on the Closing Date, determined in accordance with the Company’s past practices.  For the avoidance of doubt, “Working Capital Liabilities” shall not include any liabilities related to the Distributed Assets, calculated in accordance with GAAP.
13.2            Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding section of this Agreement.

Term	Section No.
Agreement	Preamble
Allocation	1.5
Approval Notice	1.4(d)
Audited Financial Statements	3.5(a)(i)
Base Purchase Price	1.2
Basket	10.6(b)
Cap	10.6(c)
Claims	10.4(b)
Closing Date	9.1
Closing Date Payment	1.2
Closing Purchase Price	1.2
Closing Statement	1.4
Company	Recitals
Company Contracts	3.10(a)
Company Statements	3.5(a)(ii)
Direct Claim	10.4(b)
Dispute Notice	1.4(d)
Dispute Period	1.4(d)
Estimated Closing Statement	1.3(a)
Estimated Closing Working Capital	1.3(a)
Estimated Unpaid Transaction Expenses	1.3(a)
Fundamental Representations	10.6(a)
Indemnification Escrow Account	9.3(c)
Indemnified D&O’s	12.6
Indemnified Party	10.4
Indemnifying Party	10.4
Independent Accountant	1.4(d)
Independent Accountant Determination	1.4(d)
Latest Balance Sheet	3.5(a)(ii)
Lease (Leases)	3.8(b)
Leased Real Property	3.8(c)
Licenses and Permits	3.23
Membership Interests	Recitals
Multiemployer Plan	3.15(e)
Occurrence	3.21(a)
Owned Real Property	3.8(a)
Post-Closing Adjustment	1.4(b)
Post-Closing Deliveries	1.4(b)
Pre-Closing Tax Period	12.5(a)
Purchase Price Adjustment Escrow Account	9.3(d)
Purchaser	Preamble

Term	Section No.
Purchaser Indemnified Party (Parties)	10.1
Purchaser Losses	10.1
Real Property	3.8(c)
Remaining Disputes	1.4(d)
Resolution Period	1.4(d)
Shortfall Amount	1.4(b)
Shortfall Excess Amount	1.4(b)
Specified Purchaser Benefit Plans	12.7(a)
Sole Member	Preamble
Sole Member Group	12.10
Sole Member Indemnified Party (Parties)	10.2
Sole Member Losses	10.2
Straddle Period	12.5(b)
Tax Benefits	10.3(a)
Third Party Claim	10.4(a)
Title Report	12.9
Transfer Taxes	12.5(f)
Union Agreements	3.26(a)

14.            MISCELLANEOUS
14.1            Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver shall be binding on the Sole Member only if such amendment or waiver is set forth in a writing executed by the Sole Member and that any such amendment or waiver shall be binding upon the Purchaser only if such amendment or waiver is set forth in a writing executed by the Purchaser.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
14.2            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by a nationally recognized courier service, facsimiled, emailed if receipt is confirmed by return email (such confirmation not to be unreasonably withheld or delayed).  Notices, demands and communications to the Sole Member or the Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to the Company or the Sole Member:	Taylor-Wharton International LLC c/o Wind Point Partners 676 N. Michigan Ave. Suite 3700 Chicago, IL 60611 Attention: Nathan Brown Facsimile: (312) 255-4820 Email: nab@wppartners.com

with, in each case, a required copy to (which shall not constitute notice):	Reed Smith LLP 10 South Wacker Drive, 40th Floor Chicago, Illinois 60606 Attention: Matthew J. Petersen, Esq. Facsimile: (312) 207-6400 Email: mpetersen@reedsmith.com

Notices to Purchaser:	Office of the General Counsel c/o Mueller Industries, Inc. 8285 Tournament Drive Suite 150 Memphis, Tennessee 38125 Attention: Gary C. Wilkerson, Esq. Telecopy: (901) 753-3254

with, in each case, a required copy to (which shall not constitute notice):	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Serge Benchetrit Facsimile: (212) 728-9798 Email: sbenchetrit@willkie.com

14.3            No Third Party Beneficiaries.  Except as provided in Section 12.6, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other Person other than the parties hereto and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any party, nor shall any provision give any third Person any right of subrogation or action over or against any party.  Except as provided in Section 12.6, this Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
14.4            No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.5            Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.
14.6            Complete Agreement.  This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter herein in any way.
14.7            Counterparts.  This Agreement may be executed in counterparts (including by facsimile and e-mail), all of which when taken together shall constitute one and the same instrument.
14.8            Governing Law; Consent to Forum.  The internal law, not the law of conflicts, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.  The parties hereby consent and agree that the federal and state courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes among the parties pertaining to this Agreement or to any matter arising out of or related to this Agreement.  The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court.  EACH OF THE PURCHASER AND THE SOLE MEMBER WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED AS PROVIDED IN SECTION 14.2 FOR THE GIVING OF NOTICES TO THE PURCHASER AND THE SOLE MEMBER, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE ACTUAL DELIVERY THEREOF AT SUCH ADDRESS.
14.9            Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs, legatees and personal representatives, as the case may be.  No party hereto shall assign any of its rights or obligations hereunder prior to the Closing.
14.10            Rules of Construction.  The following provisions shall be applied where appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal draftsperson hereof or thereof; (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (g) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless another agreement is specified; (h) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; and (j) the symbol “$” and word “dollars” shall mean dollars of the United States of America.

14.11            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with the terms hereof.  Accordingly, the parties agree that, in addition to all other remedies available to the parties at law or in equity, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SOLE MEMBER:

TAYLOR-WHARTON
INTERNATIONAL LLC

By: /s/ Eric M. Rottier
Name: Eric M. Rottier
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PURCHASER:

SHERWOOD VALVE PRODUCTS, INC.

By: /s/ Jeffrey A. Martin
Name: Jeffrey A. Martin
Title: Vice President–Finance & Treasurer